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                                                                      EXHIBIT 5


                           CONFIDENTIALITY AGREEMENT


between WYLE ELECTRONICS
15370 Barranca Parkway, Irvine, Ca., USA
                                                -hereinafter "Wyle Electronics"-

and


RAAB KARCHER AG,
Rudolph-v.-Bennigsen-Foerder-Platz 1, 46131 Essen, FRG

                                                -hereinafter "Raab Karcher"


Both Wyle Electronics and Raab Karcher are looking for ways to overcome deficits in their respective international market positions by cooperating with one another along as yet undetermined lines (hereinafter "strategic alternatives").

In consideration of this mutual objective both parties acknowledge and accept to keep confidential all information that the other party or its representatives shall furnish to it in connection with both parties efforts to develop said strategic alternatives (hereinafter "Confidential Information") and hereby expressly undertake not to use confidential information, directly or indirectly in any respect or for whatever reason on its own behalf or on behalf of any third party for any other purpose than the development of strategic alternatives and not to disclose confidential information to any third party and to take all the necessary steps to avoid such a disclosure in whatever form but instead to disclose confidential information only on a "need to know" basis to people involved in the development of strategic alternatives.

The terms of this agreement as well as the existence and contents of the negotiations to take place shall be confidential.

Both parties accept that the other party makes no representation or warranty as to the accuracy or completeness of the information disclosed under this agreement other than that the information has been furnished in good faith.

The term of this agreement shall commence on the date of signature by the last party to apply its hand to it and shall terminate on July 31, 1999 or on the date the strategic alternatives referred to above have been agreed on and put into practice or when the parties so determine in writing whatever occurs first.



Essen, April the 8th 1997                   ______________, April the
                                            8th 1997




/s/ Ferdinand Pohl                          /s/ Ralph L. Ozorkiewicz
-----------------------------------         ----------------------------------
for and behalf of Raab Karcher              for and behalf of Wyle Electronics